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                                                                     Exhibit 8.1

                                   Law Offices
                      ELIAS, MATZ, TERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005



                            Telephone (202) 347-0300
                            Facsimile (202) 347-2172
                                  WWW.EMTH.COM

                                October 17, 2001


MCSi, Inc.
4750 Hempstead Station Drive
Dayton, OH 45429

Gentlemen:

         We have acted as a special counsel to MCSi, Inc., a Maryland corporation ("MCSi"), in connection with the proposed merger (the "Merger") of Zengine, Inc., a Delaware corporation ("Zengine"), with and into MCSi, pursuant to the Agreement and Plan of Reorganization, dated as of October 4, 2001, between MCSi and Zengine (the "Merger Agreement"). At your request, we are rendering our opinion on the federal income tax consequences of the tender offer made by MCSi to exchange shares of MCSi for shares of Zengine common stock (the "Offer") and the merger of Zengine with and into MCSi (the "Merger," together with the Offer, the "Transaction"). All capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

         For purposes of the opinion set forth below, we have relied, with the consent of MCSi and the consent of Zengine, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of MCSi and Zengine dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Transaction. In addition, we have assumed that MCSi and Zengine will complete the Merger as soon as practicable following completion of the Offer, and that the Offer and the Merger are related steps toward the same goal (i.e., the acquisition of 100% of the Zengine common stock by MCSi). We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by MCSi with the Securities and Exchange Commission in connection with the Merger and the preliminary prospectus of MCSi included therein (the "Prospectus").


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MCSi, Inc.
October 17, 2001
Page 2

                                      FACTS

         MCSi currently owns approximately 58.5% of the outstanding shares of Zengine common stock. Pursuant to the Offer, MCSi shall offer to exchange
0.2259 shares of MCSi common stock for each outstanding share of common stock of Zengine, not already owned by MCSi, which is validly tendered and not properly withdrawn on or prior to the expiration date of the Offer. The Offer is not conditioned upon any minimum number of shares being tendered. The expiration date is Friday, November 16, 2000 unless extended.

         If the Offer is consummated and as a result thereof MCSi owns 90% or more of the outstanding common stock of Zengine, as soon as possible after consummation of the Offer, MCSi intends to effect a short-form merger of Zengine with and into MCSi. If MCSi owns less than 90% of the outstanding Zengine stock upon completion of the Offer, then MCSi intends to engage in a long-form merger under Delaware law pursuant to the Merger Agreement in which the remaining stockholders of Zengine, including MCSi, would be required to approve the Merger. Pursuant to the terms of the Merger Agreement, all outstanding Zengine common stock (with certain exceptions specified therein and as described below) shall be converted into the right to receive 0.2259 shares of MCSi common stock for each share of Zengine common stock then owned.

         No fraction of a share of MCSi common stock will be issued and instead each Zengine stockholder, whether in the Offer or Merger, who would otherwise be entitled to receive a fraction of a share of MCSi common stock, after combining all fractional shares to which such stockholder would be entitled, will receive cash in an amount equal to the product obtained by multiplying (i) the fraction of a share of MCSi common stock to which the holder would otherwise be entitled by (ii) $16.60.

                                LAW AND ANAYLSIS

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable U.S. federal income tax law as of the date hereof:

         (a) The Offer and the Merger, when consummated in accordance with the terms of the Merger Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         (b) MCSi and Zengine will each be a party to the reorganization within the meaning of Section 368(b) of the Code.


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MCSi, Inc.
October 17, 2001
Page 3

         Based on those conclusions, the following U.S. federal income tax consequences will result from the Offer and the Merger:

         (i) A Zengine stockholder will not recognize any income, gain or loss as a result of the receipt of MCSi common shares in exchange for Zengine common stock pursuant to the Offer and/or Merger, except for cash received in lieu of a fractional Zengine common share;

         (ii) The tax basis to a Zengine stockholder of the MCSi common shares received in exchange for Zengine common stock pursuant to the Offer and/or Merger, including any fractional share interest in MCSi common shares for which cash is received, will equal such Zengine stockholder's tax basis in the Zengine common stock surrendered in exchange therefor;

         (iii) The holding period for the MCSi common shares received by a Zengine stockholder pursuant to the Offer and/or Merger will include the holding period of the Zengine common stock surrendered in exchange therefor;

         (iv) A Zengine stockholder who receives cash in lieu of a fractional share interest in MCSi common shares pursuant to the Offer and/or Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Zengine stock allocable to such fractional share; and

         (v) No income, gain or loss will be recognized by MCSi or Zengine as a result of the transfer to Zengine stockholders of MCSi common stock pursuant to the Offer and the Merger.

         We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partners of partnerships that hold Zengine common stock or will hold MCSi common stock, holders who acquired their shares of Zengine common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Zengine common stock as part of a "hedge," "straddle" or "conversion transaction") or the tax consequences to any Zengine stockholder who exercises appraisal rights. In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.


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MCSi, Inc.
October 17, 2001
Page 4

         The foregoing opinions are based on the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service and existing judicial decisions as of the date hereof. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. We assume no obligation to revise or supplement the foregoing opinions should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.

         This opinion is intended for the sole benefit of MCSi and it is not to be copied, quoted or relied upon by any other person or entity for any purpose, nor filed with or provided to any governmental agency, without in each instance our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading "Legal Matters" in the prospectus constituting a part thereof.

                                       Very truly yours,


                                       ELIAS, MATZ, TIERNAN & HERRICK, L.L.P.


                                       By: /s/ Jeffrey A. Koeppel
                                          -------------------------------------
                                           Jeffrey A. Koeppel, a Partner